UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Destination Maternity Corporation

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October 13, 2017

Dear Fellow Stockholders:

As you cast your vote at this year’s Annual Meeting, it is important to ask the following questions:

●	Why hasn’t Orchestra- Prémaman submitted any director nominations?

○	It is impossible to discern why OP would behave in this irresponsible manner. Despite having multiple opportunities to do so, not once did Orchestra suggest a stockholder proposal or recommend a board nominee. Now, instead of providing an alternative vision for the Company and our Board, they propose to inject unnecessary risk and uncertainty into the Company’s corporate governance.

●	Are Orchestra- Prémaman’s interests aligned with those of the other Destination Maternity stockholders?

○	On several occasions following the termination of the merger agreement, Orchestra raised the prospect of offering its products for sale within Destination, an arrangement that was determined by the Board to not be in the best interests of Destination stockholders. Employing Destination’s infrastructure and operational footprint to further Orchestra’s own brand has nothing to do with creating value for Destination stockholders and everything to do with furthering Orchestra’s own separate business agenda.

●	Given Orchestra-Prémaman’s own financial performance, as evaluated using the same metrics of success it has proposed for Destination Maternity, is the French retailer an authoritative, credible source?

○	Orchestra’s stock price has fallen by more than 60% in less than one year, and in 2016, its net income dropped by 250%. We can only wonder if Orchestra’s resources would be better spent working to reverse its own underperformance with its own directors.

We urge you to vote today on the enclosed WHITE proxy card – in line with the recommendation of leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) - “FOR” Destination Maternity’s highly qualified director nominees: Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein; “FOR” approval of the proposed amendment to Destination’s equity incentive plan; and for each of the other proposals recommended by the Board.

ORCHESTRA NEGLECTED TO RAISE BOARD COMPOSITION CONCERNS DURING ITS MULTIPLE ENGAGEMENTS WITH DESTINATION

French children’s clothing retailer Orchestra-Prémaman and certain affiliates (collectively, “Orchestra”) has filed a last-minute, unconstructive, distracting and value-destructive solicitation in connection with this year’s annual meeting, in which it seeks to compel the resignation of the Company’s four directors nominated for re-election.

Despite the fact that the September 1st deadline for submission of stockholder proposals and/or director nominations was established and communicated in accordance with Destination’s bylaws, and despite the fact that Orchestra had multiple opportunities to raise its concerns with the Company, the dissident had not previously indicated its intent to engage in a proxy contest with respect to the Annual Meeting. At no point prior to its September 25th press release did Orchestra discuss Board composition with Destination, or recommend or suggest Board candidates, making its statement that it “stands ready to engage” with Destination to find qualified directors both baseless and inconsistent with Orchestra’s behavior to date. Indeed, after reaching out to Orchestra following its September 25th press release to engender discussion about Orchestra’s objectives, the Board has still not received a response.

Similarly, Orchestra never previously expressed its displeasure concerning Destination’s nominating and governance committee, which it now disingenuously chides for not having met in the last fiscal year. The truth is that the Committee, in satisfaction of all applicable standards, met and recommended all of the nominees before each of the 2016 and 2017 annual meetings. The Board determined that additional meetings of the Committee were unnecessary since Destination had entered into a merger agreement with Orchestra and therefore did not anticipate holding further annual meetings as a standalone entity.

Regardless of the true motivation behind this course of action – i.e. whether the lack of an alternative slate stems from an 11th hour change of heart, or represents a more calculated decision to conceal its true intentions from Destination’s Board and stockholders – the impact remains the same: Destination Maternity must allocate resources otherwise dedicated towards its ongoing strategic initiatives to instead combat an ill-conceived, last-minute proxy solicitation that stands to seriously jeopardize the Company’s organizational transformation.

ORCHESTRA’S BEHAVIOR AS A DESTINATION STOCKHOLDER HAS VIOLATED SECURITIES LAW

While Orchestra’s performance as a specialty retailer does not inspire confidence - its stock price has decreased by more than 60% since December 19th, the day before the proposed merger with Destination Maternity was announced, and by approximately 70% since it completed its secondary offering at a price of €15.65 per share on September 30, 2016 - its behavior in the role of Destination stockholder is equally concerning. Orchestra has repeatedly violated U.S. securities laws and failed to play by the rules with respect to Destination’s stock.

As it accumulated a significant position in Destination stock, Orchestra failed to file the forms required by Section 16 of the Securities Exchange Act when it became a 10% holder. In fact, Orchestra has NEVER filed the necessary Section 16 forms to report its acquisitions and dispositions of Destination stock. These forms are a necessary component of the SEC’s efforts to prevent insiders (i.e. officers, directors and 10% holders) gaining profits from any buying and selling of stock that occurs within a six-month window.

A Destination stockholder recently asserted that Orchestra may have violated these short-swing profit rules and may owe Destination not less than $200,000 in ill-gotten gains. On October 3, 2017, Destination requested that Orchestra provide detailed information of its transactions in Destination’s stock and immediately disgorge the amount of any Section 16 liability to Destination. No response has come from Orchestra as of the date of this letter.

Stockholders should pause and seriously consider whether or not an entity whose failure to comply with U.S. securities laws is a trusted, credible source with interests that are aligned with the rest of Destination’s investor base.

ORCHESTRA’S ACTIONS ARE MANIPULATIVE, COSTLY AND INCONSISTENT WITH THE CREATION OF VALUE FOR ALL DESTINATION STOCKHOLDERS.

DO NOT REWARD THESE EFFORTS – VOTE THE WHITE PROXY CARD TODAY

Unlike your Board, Orchestra hasn’t provided any proposed strategic plan, or even presented any alternative director candidates, to create value for Destination stockholders. At this point in Destination’s turnaround – with a CEO transition underway, the evaluation of cost-saving measures alongside an external consulting firm, and new strategic initiatives taking hold – your Board is optimistic about the visible path to stockholder value creation and believes that it would be detrimental for stockholders to pursue a course of action advocated by a specialty retailer with a distinct and potentially conflicting set of interests.

There are too many unanswered questions about Orchestra’s performance and motivations to risk destabilizing your Board. We believe Destination Maternity stockholders should protect the value of their investment by voting on the WHITE proxy card “FOR” all proposals and our highly qualified slate of nominees: Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the endorsed WHITE proxy card and returning it in the postage-paid envelope. If you have previously returned a Blue proxy card you received from Orchestra, you have every right to change your vote by using the WHITE proxy card to support the Destination Board. Only your latest dated validly executed proxy card will count. Please do not send back any Blue proxy cards, even as a “protest vote,” as doing so will cancel out any previously submitted WHITE proxy cards. Please vote today by telephone, online or by signing, dating and returning your WHITE proxy card.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Very truly yours,

The Destination Maternity Board

* * * * *

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this letter or made from time to time by management of the Company, including those regarding the Company’s organizational transformation, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, including the organizational transformation described in this letter, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this letter (whether as a result of new information, future events or otherwise), except as required by applicable law.

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2017 Annual Meeting to be held on October 19, 2017. Destination Maternity filed a definitive proxy statement on September 21, 2017 and supplements thereto on October 4, 2017 and October 10, 2017 (the “Proxy Statement”) with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.

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